EXHIBIT 23(a)

We consent to the incorporation by reference in the Registration Statement (Form S-8, dated August 15, 2002) pertaining to the Oglebay Norton Company 2002 Stock Option Plan of our report dated February 15, 2002, with respect to the consolidated financial statements of Oglebay Norton Company and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Cleveland, Ohio
August 15, 2002